Exhibit 4.2

JUNIPER NETWORKS, INC., as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Trustee

4.500% Senior Notes due 2024

Fifth Supplemental Indenture

Dated as of February 26, 2016

to

Indenture dated as of March 3, 2011

ARTICLE 1 Definitions and Other Provisions of General Application

Section 1.01. Definitions	1
Section 1.02. Conflicts with Base Indenture	2

ARTICLE 2 Form of Notes

Section 2.01. Form of Notes	2

ARTICLE 3 The Notes

Section 3.01. Amount; Series; Terms	2
Section 3.02. Denominations	3
Section 3.03. Book-entry Provisions for Global Securities	4
Section 3.04. Additional Notes	4

ARTICLE 4 Redemption of Securities

Section 4.01. Optional Redemption	4

ARTICLE 5 Events of Default and Remedies

Section 5.01. Events of Default	4
Section 5.02. Acceleration Of Maturity; Rescission And Annulment	4
Section 5.03. References In Base Indenture	4
Section 5.04. Waiver Of Certain Covenants	4

ARTICLE 6 Supplemental Indentures

Section 6.01. Applicability Of Base Indenture	4
Section 6.02. Supplemental Indentures With Consent Of Holders	5

ARTICLE 7 Miscellaneous

Section 7.01. Sinking Funds	4
Section 7.02. Confirmation of Indenture	5
Section 7.03. Counterparts	5
Section 7.04. Governing Law	5

i

FIFTH SUPPLEMENTAL INDENTURE, dated as of February 26, 2016 (this “Supplemental Indenture”), to the Indenture dated as of March 3, 2011 (and as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between JUNIPER NETWORKS, INC. (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the 2024 Notes (as defined below):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company duly authorized the execution and delivery, and requested the Trustee to join it in the execution and delivery, of that certain second supplemental indenture dated as of March 4, 2014 (the “Second Supplemental Indenture”) in order to establish and provide for the issuance by the Company of its 4.500% Senior Notes due 2024, on the terms set forth therein;

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties to establish the forms or terms of Securities without the consent of any Holders provided certain conditions are met;

WHEREAS, Section 3.04 of the Second Supplemental Indenture provides for, and sets forth the conditions for the issuance of such additional Securities, including additional 2024 Notes;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of additional 4.500% Senior Notes due 2024 on the terms set forth herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the 2024 Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture, as supplemented by the Second Supplemental Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“2024 Notes” means the Company’s 4.500% Senior Notes due 2024, whether issued pursuant to this Supplemental Indenture or the Second Supplemental Indenture.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Company” means the corporation specified as the “Company” in the recitals of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Form of Note” has the meaning specified in Section 2.01.

“Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Initial Reopened Notes” has the meaning set forth in Section 3.01(b).

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Second Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture or the Second Supplemental Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The 2024 Notes shall be substantially in the form of Exhibit A to the Second Supplemental Indenture (the “Form of Note”), which is hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE 2024 NOTES

Section 3.01. Amount; Series; Terms. (a) The Second Supplemental Indenture has previously created and designated a series of Securities under the Base Indenture titled the “4.500% Senior Notes due 2024.” The Initial Reopened Notes shall be consolidated, form a single series and be fully fungible with such 4.500% Senior Notes due 2024. The Initial Reopened Notes shall also constitute Additional Notes with respect to the Initial 2024 Notes issued under the Second Supplemental Indenture. Unless otherwise specified herein, the provisions of the Second Supplemental Indenture applicable to 2024 Notes issued thereunder shall apply to the 2024 Notes issued under this Supplemental Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the 2024 Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of 2024 Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Reopened Notes”) shall be limited to $150,000,000, subject, in each case, to increase as set forth in Section 3.04 of the Second Supplemental Indenture.

(c) The Stated Maturity of the 2024 Notes shall be March 15, 2024. The 2024 Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in New York, New York, which shall initially be the office or agency of the Trustee.

(d) The 2024 Notes shall bear interest at the rate of 4.500% per annum from the most recent date to which interest has been paid or duly provided for, as further provided in the Form of Note. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The Interest Payment Dates for the 2024 Notes shall be March 15 and September 15 of each year, beginning on March 15, 2016, and the Regular Record Date for any interest payable on each such Interest Payment Date shall be the immediately preceding March 1 and September 1, respectively. If any Interest Payment Date, Stated Maturity or other payment date with respect to the 2024 Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e) The Initial Reopened Notes will be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 3.01 and the Second Supplemental Indenture.

Section 3.02. Denominations. The Initial Reopened Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03. Book-entry Provisions for Global Securities. (a) Subject to Section 1.02 hereof, the provisions of Articles 2 and 3 of the Base Indenture, as supplemented by the provisions of the Second Supplemental Indenture, shall apply to the 2024 Notes.

Section 3.04. Additional Notes. Section 3.04 of the Second Supplemental Indenture shall apply to the 2024 Notes, and the Initial Reopened Notes shall constitute Additional Notes with respect to the Initial 2024 Notes issued thereunder.

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01. Optional Redemption. (a) Subject to Section 1.02 hereof, the provisions of Article 11 of the Base Indenture, as supplemented by the provisions of the Second Supplemental Indenture, shall apply to the 2024 Notes.

ARTICLE 5

EVENTS OF DEFAULT AND REMEDIES

Section 5.01. Events of Default. Section 5.1 of the Base Indenture shall not apply to the 2024 Notes. The events set forth in the Second Supplemental Indenture, as applied to the 2024 Notes, shall constitute an “Event of Default” with respect the 2024 Notes.

Section 5.02. Acceleration Of Maturity; Rescission And Annulment. Section 5.2 of the Base Indenture shall not apply to the 2024 Notes, and Section 5.05 of the Second Supplemental Indenture shall apply in lieu thereof.

Section 5.03. References In Base Indenture. References to “Section 5.1(4),” “Section 5.1(5)” and Section 5.1(6),” in the Base Indenture shall be deemed to refer to Section 5.04(c), Section 5.04(f) and Section 5.04(g) of the Second Supplemental Indenture, respectively.

Section 5.04. Waiver Of Certain Covenants. Section 10.8 of the Base Indenture shall not apply to the 2024 Notes.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Applicability Of Base Indenture. Sections 9.1 and 9.2 of the Base Indenture shall apply to the 2024 Notes.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Sinking Funds. Article 12 of the Base Indenture shall have no application. The 2024 Notes shall not have the benefit of a sinking fund.

Section 7.02. Confirmation of Indenture. The Base Indenture, as supplemented and amended by the Second Supplemental Indenture, this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, the Second Supplemental Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 7.03. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 7.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first written above.

JUNIPER NETWORKS, INC., as Issuer

By:	/s/ Kenneth Miller
	Name:	Kenneth Miller
	Title:	Executive Vice President, Chief Financial Officer

Attest:	/s/ Catherine Portman
	Name:	Catherine Portman
	Title:	Vice President and Treasurer

[Signature Page to Fifth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Manjari Purkayastha
	Name:	Manjari Purkayastha
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]